Exhibit 99.1

Ellington Residential Mortgage REIT Reports Third Quarter 2016 Results
OLD GREENWICH, Connecticut—November 1, 2016
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended September 30, 2016.
Summary of Financial Results

•	Net income for the quarter was $6.6 million, or $0.73 per share, as compared to $3.5 million, or $0.38 per share, in the second quarter.

•
Core Earnings[1] for the quarter was $2.9 million, or $0.32 per share, unchanged from the second quarter. Excluding "Catch-up Premium Amortization Adjustment," Core Earnings for the third quarter was $4.4 million, or $0.48 per share, also unchanged from the second quarter.

•	Book value increased to $15.70 per share as of September 30, 2016 from $15.38 per share as of June 30, 2016, after giving effect to a third quarter dividend of $0.40 per share.

•
Net interest margin was 1.30%, as compared to 1.28% for the second quarter. Excluding Catch-up Premium Amortization Adjustment, net interest margin was 1.77% for the third quarter of 2016 as compared to 1.76% for the second quarter.

•	Weighted average prepayment speed for the fixed rate Agency specified pool portfolio was 12.7% CPR for the quarter, compared to 10.1% in the second quarter.

•	Dividend yield of 12.7% based on October 31, 2016 closing stock price of $12.58.

•
Debt-to-equity ratio was 8.1:1 as of September 30, 2016, as compared to 8.6:1 as of June 30, 2016. Adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.2:1 and 8.1:1 as of September 30, 2016 and June 30, 2016, respectively.

Third Quarter 2016 Results
"Ellington Residential had a strong third quarter, with net income of $0.73 per share and Core Earnings excluding Catch-up Premium Amortization Adjustment of $0.48 per share," said Laurence Penn, Chief Executive Officer and President. "Quarter-over-quarter, our book value per share increased 2.1% to $15.70. Our Agency RMBS portfolio performed particularly well, as the combination of relatively low interest rate volatility and continued strong investor demand for high quality liquid assets helped control hedging costs and boost asset valuations. In the overall Agency RMBS market, prepayment speeds rose significantly during the third quarter in response to sustained low mortgage rates. However, our Agency portfolio, which is concentrated in investments in specified pools with inherent prepayment protection characteristics, had a much lower quarter-over-quarter increase in prepayment speeds.
Despite the higher prepayment speeds and heightened prepayment risk, yield spreads in most Agency mortgage sectors have not widened. This makes careful asset selection and hedging strategies even more important. We believe that our research-driven modeling and analytics provide us with a significant advantage in selecting assets and navigating difficult markets. Through active trading, we captured net realized gains during the quarter in both our Agency and non-Agency RMBS portfolios.
Given our caution on overall Agency mortgage spreads, we maintained a relatively high level of TBA hedges relative to our overall interest rate hedges. Our TBA hedges help protect us not only from a potential re-widening in mortgage spreads, but also from a potential market-wide increase in prepayment speeds. Similar to our asset portfolio, we actively manage our interest rate hedging portfolio in response to evolving market conditions."
As of September 30, 2016, our mortgage-backed securities portfolio consisted of $1.112 billion of fixed rate Agency "specified pools," $32.3 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $63.7 million of Agency reverse mortgage pools, $6.8 million of Agency interest only securities, or "Agency IOs," and $17.9 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. During the third quarter, we modestly increased our holdings of fixed rate pools, and we slightly decreased our investments in reverse mortgage and floating rate pools. We also slightly decreased our non-Agency RMBS holdings, as we sold certain assets over the course of the quarter. Overall, the size of our RMBS portfolio was roughly unchanged at $1.233 billion as of September 30, 2016, as compared to $1.229 billion as of June 30, 2016. In addition, separate and apart from the short TBA portfolio that we hold for hedging purposes, we held $60.9 million in notional amount of long TBA positions for investment purposes at September 30, 2016, as compared to $63.8 million at June 30, 2016. For financial reporting purposes, TBAs are considered derivative instruments.

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Market Overview
During the third quarter, U.S. interest rates trended somewhat higher and many measures of implied volatility reached multi-year lows. The large and frequent swings in interest rates that characterized the early part of 2016 were comparatively absent in the third quarter. Bias toward accommodative monetary policy by global central banks, in response to continued sluggish growth, contributed to the lower volatility and increased investor appetite for risk-taking. Negative yields persisted throughout the quarter for many high quality sovereign bonds maintaining the global shortage of high quality, positive-yielding liquid fixed income investments. As a result, the higher yields and favorable liquidity offered by Agency RMBS continued to fuel demand from investors, especially those in search of high credit quality assets. This demand helped support Agency RMBS prices despite rising interest rates and increasing prepayment speeds. Many credit sensitive U.S. fixed income sectors, including non-Agency RMBS and high-yield corporate bonds, also performed well in the quarter, driven by investor demand for yield.
Since its December 2015 initial increase in the target range for the federal funds rate, which followed a long period of monetary policy easing actions, the Federal Reserve has not announced any additional interest rate increases. Concerns around a global economic slowdown, as well as mixed data regarding the state of the U.S. economy, have led the Federal Reserve to delay the timing and expected pace of increases in the target range. However, as market developments occur, speculation about when the Federal Reserve will resume its plan to increase rates continues to be a significant factor in the direction of interest rates.
The yield curve continued to flatten over the course of the third quarter, although less dramatically than it had in the second quarter. The 10-year U.S. Treasury yield increased 12 basis points to 1.59%, while the 2-year U.S. Treasury yield increased 18 basis points to 0.76%. Despite the rise in interest rates, the drop in interest rate volatility helped keep mortgage rates low over the course of the quarter; the Freddie Mac survey 30-year mortgage rate actually declined 6 basis points over the course of the quarter, and fell as low as 3.41% on July 7th, its lowest level since May 2013. In response, the Mortgage Bankers Association Refinance Index, which tracks the volume of mortgage loan refinancing applications, reached a one-year high on July 8, 2016.
Agency RMBS
Bolstered by high demand from both domestic and overseas investors, prices of 30-year fixed rate Agency RMBS increased over the course of the third quarter, even while interest rates rose slightly and overall prepayment rates increased. Overall prepayment rates reached their highest levels since 2012, and exceeded most sell-side estimates. Newer mortgages originated by non-bank lenders have been prepaying at a particularly fast pace. Strong borrower credit, high mortgage loan balances, and enhanced originator/servicer technology and infrastructure each played a role in the increased prepayment speeds.
Although specified pools with prepayment protection features also experienced a quarter-over-quarter increase in overall prepayment speeds, this increase was significantly less than that of generic pools, and accounted for the relative outperformance of specified pools relative to generic pools during the quarter. Specified pools include loans with low principal balances, for example. Such loans continue to show much more muted prepayment responses to lower mortgage rates. Our Agency RMBS portfolio, which remains concentrated in specified pools, was well insulated from the large increase in generic pool prepayment rates during the quarter. We believe that specified pools will continue to outperform generic pools as the presence of the Federal Reserve (which focuses its purchases on generic pools) shrinks in the Agency RMBS market and as newer vintage Agency RMBS prepayment speeds remain high. In the current climate of elevated prepayment speeds, relative pricing among the many sectors of the Agency RMBS market, including both the generic "TBA" sectors and the many sub-sectors of the specified pool market, is often highly inefficient, and so careful asset selection remains of paramount importance.
For the quarter ended September 30, 2016, we had total net realized and unrealized gains of $2.6 million, or $0.29 per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized losses of $(0.4) million, or $(0.04) per share, on our interest rate hedging portfolio, including U.S. Treasury securities. Average pay-ups on our specified pools increased to 1.07% as of September 30, 2016, from 1.03% as of June 30, 2016. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the third quarter, we continued to use short positions in TBAs to hedge interest rate risk. TBAs underperformed specified pools during the quarter as more investors sought pools with prepayment protection. Because we held a net short position in TBAs against our long position in specified pools, this underperformance of TBAs relative to specified pools benefited our results for the quarter. To the extent that prepayment rates remain elevated, we believe that the underperformance of generic pools relative to specified pools will persist.
We actively traded our Agency RMBS portfolio during the quarter in order to capitalize both on sector rotation opportunities and trading opportunities. Our portfolio turnover for the quarter was 24% (as measured by sales and excluding paydowns), and we captured net realized gains of $2.7 million, excluding hedges.

During the third quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of September 30, 2016, the weighted average coupon on our fixed rate specified pools was 3.9% as compared to 4.0% for June 30, 2016. As of September 30, 2016, the size of our Agency RMBS portfolio was relatively unchanged as compared to June 30, 2016. Our Agency RMBS portfolio continues to include a small allocation to Agency IOs. We also pared back our holdings of reverse mortgage pools, following their significant spread tightening throughout the quarter. We continue to view reverse mortgage pools (and derivatives thereon) as an attractive and inefficiently priced asset class. Overall, we believe that there remains a heightened risk of substantial interest rate and mortgage prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.
We expect to continue to target specified pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) should create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, proprietary prepayment models, and extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of September 30, 2016, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 5.1% as compared to 5.2%, as of June 30, 2016. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 7.8% and 7.7% as of September 30, 2016 and June 30, 2016, respectively. Our Agency premium percentage and net Agency premium percentage may fluctuate from period to period based on a variety of factors, including market factors such as interest rates and mortgage rates, and, in the case of our net Agency premium percentage, based on the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
We believe that our adaptive and active style of portfolio management is well suited to the current MBS market environment, which continues to be shaped by heightened prepayment risk, shifting central bank policies, regulatory changes, and developing technologies.
Non-Agency RMBS
Non-Agency RMBS performed well during the third quarter. As the case has been for some time, the fundamentals underlying non-Agency RMBS, led by a stable housing market, continue to be strong. Our non-Agency portfolio benefited from strong yields, appreciation from our held positions, and net realized gains from positions sold. On a quarter-over-quarter basis, our non-Agency RMBS portfolio declined in size. As of September 30, 2016, our investment in non-Agency RMBS was $17.9 million as compared to $22.8 million as of June 30, 2016. To the extent that more attractive entry points develop in non-Agency RMBS, we may increase our capital allocation to this sector.
Financial Results
For the quarter ended September 30, 2016, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 2.31%, while our average cost of funds including interest rate swaps and U.S. Treasuries was 1.01%, resulting in a net interest margin for the quarter of 1.30%. In comparison, for the quarter ended June 30, 2016, the annualized weighted average yield of our Agency and non-Agency RMBS was 2.45%, while our average cost of funds including interest rate swaps and U.S. Treasuries was 1.17%, resulting in a net interest margin of 1.28%. Some of the variability in our interest income, portfolio yields, and net interest margin is due to quarterly adjustments to premium amortization triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). We refer to this quarterly adjustment as a "Catch-up Premium Amortization Adjustment." The adjustment is calculated as of the beginning of each quarter based on our then assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. For the third quarter, we had a negative Catch-up Premium Amortization Adjustment of approximately $1.4 million, which decreased our net interest income. Excluding the Catch-up Premium Amortization Adjustment, the weighted average yield of our portfolio was 2.78% for the third quarter, and our net interest margin was 1.77%. By comparison, for the second quarter the Catch-up Premium Amortization Adjustment decreased interest income by approximately $1.5 million. Excluding this Catch-up Premium Amortization Adjustment, the weighted average yield on our portfolio for the second quarter would have been 2.93% and our net interest margin would have been 1.76%.

On a quarter-over-quarter basis our annualized cost of funds, including the cost of repo, interest rate swaps and short positions in U.S. Treasury securities, decreased to 1.01% from 1.17%. This quarter-over-quarter net decrease was primarily the result of a decline in our cost of swaps, which fell for two main reasons. First, our swaps, which consist primarily of fixed payer interest rate swaps, benefited from the increase in LIBOR over the course of the third quarter. Under our fixed payer interest rate swaps, we make fixed payments but in return we receive floating payments based on LIBOR. As LIBOR increased, our net swap payments decreased. Second, we slightly reduced our net interest rate swap hedge in favor of a slightly larger TBA hedge. Our cost of repo was effectively unchanged at 0.71% for the third quarter, as compared to 0.70% for the second quarter. The relative make up of our interest rate hedging portfolio can change materially from quarter to quarter.
During the third quarter, higher short-term interest rates lowered the cost of our interest rate swap hedges, but for technical reasons the higher rates did not lead to materially higher Agency RMBS repo borrowing costs. As a result of changes in money market fund regulations, there has been a significant investor shift away from "prime" money market funds, which under the new regulations are now susceptible to daily changes in their share prices, and into "government" money market funds. Because government money market funds are among the biggest providers of Agency RMBS repo, the increased assets of these funds has resulted in an increase in the supply of Agency RMBS repo financing, thereby putting downward pressure on the cost of Agency RMBS repo, and largely offsetting the increase in short-term interest rates.
After giving effect to a third quarter dividend of $0.40 per share, our book value per share increased to $15.70 as of September 30, 2016, from $15.38 as of June 30, 2016, and we had an economic return of 4.7% for the quarter. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended September 30, 2016, Core Earnings was $2.9 million, or $0.32 per share, unchanged from the quarter ended June 30, 2016. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, and Core Earnings excluding Catch-up Premium Amortization Adjustment.
Securities Portfolio
The following table summarizes our portfolio of securities as of September 30, 2016 and June 30, 2016:

	September 30, 2016					June 30, 2016
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$134,770	$143,300	$106.33	$141,566	$105.04	$133,590	$142,365	$106.57	$140,303	$105.03
20-year fixed rate mortgages	10,710	11,660	108.87	11,530	107.66	11,061	12,014	108.62	11,920	107.77
30-year fixed rate mortgages	881,351	957,420	108.63	940,520	106.71	851,353	924,824	108.63	908,300	106.69
ARMs	30,645	32,341	105.53	32,179	105.01	41,005	43,337	105.69	43,143	105.21
Reverse mortgages	57,088	63,677	111.54	62,941	110.25	68,858	76,056	110.45	74,869	108.73
Total Agency RMBS	1,114,564	1,208,398	108.42	1,188,736	106.65	1,105,867	1,198,596	108.39	1,178,535	106.57
Non-Agency RMBS	23,591	17,896	75.86	16,743	70.97	33,934	22,788	67.15	21,063	62.07
Total RMBS(2)	1,138,155	1,226,294	107.74	1,205,479	105.92	1,139,801	1,221,384	107.16	1,199,598	105.25
Agency IOs	n/a	6,840	n/a	8,730	n/a	n/a	7,631	n/a	9,807	n/a
Total mortgage-backed securities		1,233,134		1,214,209			1,229,015		1,209,405
U.S. Treasury securities sold short	(76,495)	(77,263)	101.00	(76,332)	99.79	(67,105)	(68,528)	102.12	(67,037)	99.90
Reverse repurchase agreements	77,932	77,932	100.00	77,932	100.00	68,862	68,862	100.00	68,862	100.00
Total		$1,233,803		$1,215,809			$1,229,349		$1,211,230

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.214 billion and $1.211 billion for the three month periods ended September 30, 2016 and June 30, 2016, respectively.

Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of September 30, 2016 and June 30, 2016:

	September 30, 2016	June 30, 2016
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$142	$353
TBA securities sale contracts	32	22
Fixed payer interest rate swaps	112	—
Fixed receiver interest rate swaps	1,355	1,545
Total financial derivatives–assets, at fair value	1,641	1,920
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(3)	(1)
TBA securities sale contracts	(603)	(1,328)
Fixed payer interest rate swaps	(9,275)	(12,039)
Futures	(4)	(11)
Total financial derivatives–liabilities, at fair value	(9,885)	(13,379)
Total	$(8,244)	$(11,459)
Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of September 30, 2016 and June 30, 2016:

	September 30, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$26,500	$(43)	0.70%	0.69%	0.13
2017	74,750	(283)	1.21	0.78	0.84
2018	65,990	1	0.97	0.72	1.68
2019	4,200	11	0.96	0.79	2.85
2020	79,500	(1,478)	1.48	0.72	3.57
2022	13,044	(451)	1.75	0.75	5.93
2023	42,200	(1,946)	1.90	0.76	6.60
2024	8,900	(494)	1.99	0.65	7.51
2025	15,322	(862)	2.04	0.65	8.38
2026	26,885	(20)	1.46	0.78	9.87
2043	12,380	(3,598)	2.99	0.81	26.63
Total	$369,671	$(9,163)	1.41%	0.74%	4.38

	June 30, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(71)	0.80%	0.63%	0.27
2017	74,750	(646)	1.21	0.63	1.09
2018	65,990	(446)	0.97	0.63	1.93
2020	79,500	(1,924)	1.48	0.63	3.82
2022	13,044	(550)	1.75	0.63	6.19
2023	65,000	(3,511)	1.93	0.63	6.85
2024	8,900	(539)	1.99	0.63	7.76
2025	15,322	(1,058)	2.04	0.64	8.63
2043	12,380	(3,294)	2.99	0.62	26.89
Total	$382,886	$(12,039)	1.42%	0.63%	4.14
The following tables provide details about our fixed receiver interest rate swaps as of September 30, 2016 and June 30, 2016:

	September 30, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$1,355	0.68%	3.00%	8.79
Total	$9,700	$1,355	0.68%	3.00%	8.79

	June 30, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$1,545	0.63%	3.00%	9.05
Total	$9,700	$1,545	0.63%	3.00%	9.05
Eurodollar Futures
The following table provides information about our short positions in Eurodollar futures as of September 30, 2016 and June 30, 2016:

	September 30, 2016
Remaining Maturity	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
2016	$(3,000)	$—	2.67
2017	(9,000)	(4)	8.66
Total	$(12,000)	$(4)	7.16

	June 30, 2016
Remaining Maturity	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
2016	$(6,000)	$(2)	4.22
2017	(9,000)	(9)	11.72
Total	$(15,000)	$(11)	8.72
TBAs
The following table provides information about our TBAs as of September 30, 2016 and June 30, 2016:

	September 30, 2016				June 30, 2016
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$56,383	$59,180	$59,322	$142	$61,493	$64,299	$64,652	$353
Liabilities	4,510	4,747	4,744	(3)	2,300	2,510	2,509	(1)
	60,893	63,927	64,066	139	63,793	66,809	67,161	352
Sale contracts:
Assets	(119,179)	(129,253)	(129,221)	32	(65,849)	(72,025)	(72,003)	22
Liabilities	(399,832)	(424,546)	(425,149)	(603)	(427,427)	(454,191)	(455,519)	(1,328)
	(519,011)	(553,799)	(554,370)	(571)	(493,276)	(526,216)	(527,522)	(1,306)
Total TBA securities, net	$(458,118)	$(489,872)	$(490,304)	$(432)	$(429,483)	$(459,407)	$(460,361)	$(954)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended September 30, 2016 and June 30, 2016:

	Three Month Period Ended September 30, 2016
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(241)	$(1,089)	$(1,330)	$(385)	$3,071	$2,686
TBAs		(2,591)	(2,591)		521	521
Futures		1	1		8	8
Total	$(241)	$(3,679)	$(3,920)	$(385)	$3,600	$3,215

	Three Month Period Ended June 30, 2016
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(2,508)	$(7,725)	$(10,233)	$1,448	$3,850	$5,298
TBAs		(3,375)	(3,375)		(162)	(162)
Futures		1	1		(7)	(7)
Total	$(2,508)	$(11,099)	$(13,607)	$1,448	$3,681	$5,129
Interest Rate Sensitivity
The following table summarizes, as of September 30, 2016, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$148	$(227)
Agency RMBS - Fixed Pools and IOs	10,816	(18,138)
TBAs	(2,792)	6,594
Non-Agency RMBS	209	(206)
Interest Rate Swaps	(7,507)	7,147
U.S. Treasury Securities	(1,940)	1,874
Eurodollar Futures	(15)	15
Repurchase and Reverse Repurchase Agreements	(691)	691
Total	$(1,772)	$(2,250)

(1)
Based on the market environment as of September 30, 2016. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of September 30, 2016 and June 30, 2016:

	September 30, 2016			June 30, 2016
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$521,831	0.70%	15	$557,934	0.69%	18
31-60 days	298,063	0.70	47	305,648	0.67	44
61-90 days	248,083	0.74	76	342,405	0.71	77
91-120 days	74,956	0.76	109	—	—	—
121-150 days	2,150	0.75	137	—	—	—
151-180 days	13,879	0.82	165	—	—	—
Total	$1,158,962	0.72%	44	$1,205,987	0.69%	41

As of September 30, 2016, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with thirteen counterparties as of September 30, 2016. The above figures are as of the respective quarter ends; over the course of the quarters ended September 30, 2016 and June 30, 2016 our average cost of repo was 0.71% and 0.70%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended September 30, 2016, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.5% on an annualized basis as compared to 3.6% for the quarter ended June 30, 2016.
Dividends
On September 13, 2016, our Board of Trustees declared a third quarter dividend of $0.40 per share, or $3.7 million, which was paid on October 25, 2016 to shareholders of record on September 30, 2016.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. We did not repurchase any shares during the third quarter.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and losses on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings excluding Catch-up Premium Amortization Adjustment consists of Core Earnings but excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are supplemental non-GAAP financial measures. We believe that Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended September 30, 2016 and June 30, 2016, our Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income, which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended September 30, 2016	Three Month Period Ended June 30, 2016
Net Income	$6,626	$3,507
Less:
Net realized gains (losses) on securities	3,892	2,100
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(3,679)	(11,099)
Change in net unrealized gains (losses) on securities	(124)	5,879
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	3,600	3,681
Subtotal	3,689	561
Core Earnings	$2,937	$2,946
Catch-up Premium Amortization Adjustment	(1,448)	(1,457)
Core Earnings excluding Catch-up Premium Amortization Adjustment	$4,385	$4,403
Weighted Average Shares Outstanding	9,119,111	9,117,183
Core Earnings Per Share	$0.32	$0.32
Core Earnings Per Share excluding Catch-up Premium Amortization Adjustment	$0.48	$0.48

(1)
For the three month period ended September 30, 2016, represents Net realized gains (losses) on financial derivatives of $(3,920) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(241). For the three month period ended June 30, 2016, represents Net realized gains (losses) on financial derivatives of $(13,607) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(2,508).

(2)
For the three month period ended September 30, 2016, represents Change in net unrealized gains (losses) on financial derivatives of $3,215 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(385). For the three month period ended June 30, 2016, represents Change in net unrealized gains (losses) on financial derivatives of $5,129 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1,448.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, November 2, 2016, to discuss our financial results for the quarter ended September 30, 2016. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 99806027. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, November 2, 2016, at approximately 2:00 p.m. Eastern Time through Wednesday, November 9, 2016 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 99806027. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 10, 2016 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2016	June 30, 2016	September 30, 2016
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$7,096	$7,538	$24,285
Interest expense	(2,279)	(2,260)	(6,589)
Total net interest income	4,817	5,278	17,696
EXPENSES
Management fees	539	528	1,596
Professional fees	171	161	549
Compensation expense	142	169	463
Other operating expenses	402	414	1,269
Total expenses	1,254	1,272	3,877
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	3,892	2,100	9,003
Net realized gains (losses) on financial derivatives	(3,920)	(13,607)	(21,523)
Change in net unrealized gains (losses) on securities	(124)	5,879	14,388
Change in net unrealized gains (losses) on financial derivatives	3,215	5,129	(5,792)
Total other income (loss)	3,063	(499)	(3,924)
NET INCOME (LOSS)	$6,626	$3,507	$9,895
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.73	$0.38	$1.09
WEIGHTED AVERAGE SHARES OUTSTANDING	9,119,111	9,117,183	9,119,164
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.40	$0.40	$1.25

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2016	June 30, 2016	December 31, 2015(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$43,026	$36,200	$40,166
Mortgage-backed securities, at fair value	1,233,134	1,229,015	1,242,266
Due from brokers	33,462	34,380	33,297
Financial derivatives–assets, at fair value	1,641	1,920	2,183
Reverse repurchase agreements	77,932	68,862	78,632
Receivable for securities sold	37,057	98,328	155,526
Interest receivable	4,274	4,427	4,325
Other assets	357	454	289
Total Assets	$1,430,883	$1,473,586	$1,556,684
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,158,962	$1,205,987	$1,222,719
Payable for securities purchased	34,808	33,457	98,949
Due to brokers	538	5,877	439
Financial derivatives–liabilities, at fair value	9,885	13,379	4,725
U.S. Treasury securities sold short, at fair value	77,263	68,528	78,447
Dividend payable	3,651	3,647	4,111
Accrued expenses	622	615	533
Management fee payable	539	528	545
Interest payable	1,341	1,310	1,361
Total Liabilities	1,287,609	1,333,328	1,411,829
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,127,039, 9,117,183, and 9,135,103 shares issued and outstanding, respectively)	92	92	92
Additional paid-in-capital	180,952	180,911	181,027
Accumulated deficit	(37,770)	(40,745)	(36,264)
Total Shareholders' Equity	143,274	140,258	144,855
Total Liabilities and Shareholders' Equity	$1,430,883	$1,473,586	$1,556,684
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$15.70	$15.38	$15.86

(1)	Derived from audited financial statements as of December 31, 2015.